CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1998

                                     ASSETS

CURRENT ASSETS
 Cash and cash equivalents                                        $     36,883
 Investments                                                             9,219
 Accounts receivable                                                    11,695
 Inventory                                                              32,786
 Deferred tax asset                                                      2,500
 Other current assets                                                    3,065
                                                                  -------------
     Total current assets                                               96,148
                                                                  -------------
PROPERTY AND EQUIPMENT
 Furniture and equipment                                                61,915
 Leasehold improvements                                                 24,800
                                                                  -------------
                                                                        86,715
 Less: Accumulated depreciation                                         69,916
                                                                  -------------
     Total property and equipment                                       16,799
                                                                  -------------

OTHER ASSETS
 Deferred tax asset                                                    212,500
                                                                  -------------
TOTAL ASSETS                                                      $    325,447
                                                                  =============

The accompanying notes to financial statements are an integral part of this statement.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                                  BALANCE SHEET
                                DECEMBER 31, 1998
                                   (Continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Accounts payable and accrued expenses                            $      6,055
                                                                  -------------

COMMON STOCK SUBJECT TO REPURCHASE,  par value $.0001 per share,
 100,000 shares authorized, 8,000 shares issued and outstanding          1,660
                                                                  -------------

STOCKHOLDERS' EQUITY
 Class A common stock, par value $.0001 per share,
  9,900,000 shares authorized, 1,316,584 shares issued
  and outstanding;  Class B non-voting common stock, par
  value $.0001 per share, 10,000,000 shares
  authorized, 0 shares issued and outstanding                              130
 Additional paid-in capital                                          1,690,734
 Accumulated other comprehensive income (loss)                          (4,164)
 Accumulated deficit                                                (1,368,968)
                                                                  -------------
     Total stockholders' equity                                        317,732
                                                                  -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $    325,447
                                                                  =============

The accompanying notes to financial statements are an integral part of these statements.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                      1998            1997
                                                  -------------   -------------
PRODUCT SALES                                     $    276,325    $    283,677

COST OF PRODUCTS SOLD                                   55,856          71,227
                                                  -------------   -------------
GROSS PROFIT                                           220,469         212,450

CONSULTING SERVICES AND OTHER OPERATING REVENUE            350          86,667
                                                  -------------   -------------
TOTAL OPERATING REVENUE                                220,819         299,117
                                                  -------------   -------------

OPERATING EXPENSES
 Selling, general and administrative                   175,427         347,685
 Public offering expenses                               70,689         127,467
 Write down of inventory to net realizable
  value                                                 57,187               -
                                                  -------------   -------------
     Total operating expenses                          303,303         475,152
                                                  -------------   -------------
LOSS FROM OPERATIONS                                   (82,484)       (176,035)
                                                  -------------   -------------

OTHER INCOME (EXPENSE)
 Investment and other income                            10,633           1,654
 Gain due to change in redemption price
  on common stock subject to repurchase                    420           6,408
 Equity in loss from unconsolidated joint
  venture                                                    -            (420)
 Allowance for loss from unconsolidated
  joint venture                                              -         (40,406)
 Interest expense                                       (3,152)         (2,727)
                                                  -------------   -------------
     Total other income (expense)                        7,901         (35,491)
                                                  -------------   -------------
LOSS BEFORE INCOME TAXES                               (74,583)       (211,526)

INCOME TAX BENEFIT (EXPENSE), net                      (35,000)         20,650
                                                  -------------   -------------
NET LOSS                                          $   (109,583)   $   (190,876)
                                                  =============   =============

NET LOSS PER COMMON SHARE                         $       (.08)   $       (.15)
                                                  =============   =============

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING                                  1,290,434       1,230,973
                                                  =============   =============

The accompanying notes to financial statements are an integral part of these statements.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                       STATEMENTS OF COMPREHENSIVE INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                      1998            1997
                                                  -------------   -------------
NET LOSS                                           $  (109,583)   $   (190,876)
                                                  -------------   -------------
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
  Unrealized holding losses arising during
   the period                                           (4,164)         (3,755)
  Less:  Reclassification adjustment for
   losses included in net loss                           3,755               -
                                                  -------------   -------------
OTHER COMPREHENSIVE INCOME (LOSS)                         (409)         (3,755)
                                                  -------------   -------------
COMPREHENSIVE INCOME (LOSS)                       $   (109,992)   $   (194,631)
                                                  =============   =============

The accompanying notes to financial statements are an integral part of these statements.

                                           CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                                               STATEMENTS OF STOCKHOLDERS' EQUITY
                                          FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

                                   COMMON STOCK            ADDITIONAL    COMMON STOCK    ACCUM. OTHER                      TOTAL
                            ___________________________     PAID-IN       ISSUED FOR    COMPREHENSIVE   ACCUMULATED   STOCKHOLDERS'
                               SHARES       AMOUNT          CAPITAL      FUTURE SERV.   INCOME (LOSS)     DEFICIT        EQUITY
                            ------------   ------------   ------------   ------------   ------------   ------------   -------------
Balance, December 31, 1996    1,200,110    $       120    $ 1,670,434    $   (18,500)   $         -    $(1,068,509)   $    583,545

Shares issued for services       10,000              1          2,809              -              -              -           2,810

Shares returned, originally
issued in 1996 for services     (10,000)            (1)        (2,499)             -              -              -          (2,500)

Compensation earned                   -              -              -         18,500              -              -          18,500

Expiration of repurchase
obligation on common stock       20,000              -              -              -              -              -               -

Other comprehensive income
  (loss)                              -              -              -              -         (3,755)             -          (3,755)

Net loss                              -              -              -              -              -       (190,876)       (190,876)
                            ------------   ------------   ------------   ------------   ------------   ------------   -------------
Balance, December 31, 1997    1,220,110            120      1,670,744              -         (3,755)    (1,259,385)        407,724

Shares issued for services      106,474             11         24,989              -              -              -          25,000

Shares repurchased and
 retired                        (10,000)            (1)        (4,999)             -              -              -          (5,000)

Other comprehensive income
  (loss)                              -              -              -              -           (409)             -            (409)

Net loss                              -              -              -              -              -       (109,583)       (109,583)
                            ------------   ------------   ------------   ------------   ------------   ------------   -------------
Balance, December 31, 1998    1,316,584    $       130    $  1,690,734    $        -    $    (4,164)   $(1,368,968)   $    317,732
                            ============   ============   =============   ===========   ============   ============   =============

The accompanying notes to financial statements are an integral part of these statements.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                            STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 1998 AND 1997
                     Increase in Cash and Cash Equivalents


                                                         1998          1997
                                                     ------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES
 Net loss                                            $  (109,583)  $  (190,876)
                                                     ------------  ------------
 Adjustments to reconcile net loss to net cash
  provided by operating activities:
   Depreciation and amortization                          14,282        34,200
   (Gain) loss on sale of investments                      2,019          (702)
   Deferred compensation earned                                -        18,500
   Equity in loss of unconsolidated joint venture              -           420
   Allowance for loss from unconsolidated joint
     venture                                                   -        40,406
   Write down of inventory to net realizable value        57,187             -
   Gain based on redemption price of common
     stock subject to repurchase                            (420)       (6,408)
   Stock issued for services                              25,674           310
   Decrease in accounts receivable                        29,841        64,656
   Increase in inventory                                  (2,977)      (10,617)
   Decrease in other current assets                          363           585
   Decrease (increase) in deferred income taxes           35,000       (20,650)
   Decrease in deferred offering costs                    35,000        92,531
   Increase (decrease) in accounts payable and
    accrued expenses                                     (23,240)       18,752
                                                     ------------  ------------
        Total adjustments                                172,729       231,983
                                                     ------------  ------------
    Net  cash  provided by operating activities           63,146        41,107
                                                     ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of equipment and leasehold improvements         (3,733)       (9,255)
 Loan to employee                                              -        (4,000)
 Repayment of employee loan                                2,467        11,283
 Proceeds from sale of investment                         19,331        43,756
 Purchases of investments                                (13,382)      (64,405)
                                                     ------------  ------------
    Net cash provided by (used in) investing
     activities                                            4,683       (22,621)
                                                     ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Net payments on line-of-credit                          (23,877)      (28,322)
 Net proceeds (payments) on investment margin account    (10,400)       10,400
 Proceeds from loan payable to stockholder                16,771         9,090
 Payment to stockholder on loan                          (16,771)       (9,090)
 Repurchase of stock                                      (5,000)            -
                                                    ------------  ------------
Net cash used for financing activities                   (39,277)      (17,922)
                                                     ------------  ------------
Net increase in cash and cash equivalents                 28,552           564

CASH AND CASH EQUIVALENTS, beginning of year               8,331         7,767
                                                     ------------  ------------
CASH AND CASH EQUIVALENTS, end of year               $    36,883   $     8,331
                                                     ============  ============


The accompanying notes to financial statements are an integral part of these statements.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                             STATEMENTS OF CASH FLOWS
                           DECEMBER 31, 1998 AND 1997
                      Increase in Cash and Cash Equivalents
                                   (Continued)


                                                         1998         1997
                                                     ------------  ------------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest               $     3,152   $     2,727
                                                     ============  ============
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
 FINANCING ACTIVITY
  Common stock issued for services                   $    25,674   $       310
                                                     ============  ============


The accompanying notes to financial statements are an integral part of these statements.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The following is a summary of the more significant accounting policies of Cyclodextrin Technologies Development, Inc. (the Company) which affect the accompanying financial statements:

     (a) ORGANIZATION AND OPERATIONS--The Company was incorporated in August 1990, as a Florida corporation with operations beginning in July 1992. The Company is engaged in the marketing and sale of cyclodextrins and related products to food, pharmaceutical and other industries. The Company also provides consulting services related to cyclodextrin technology. The Company's current market is primarily within the United States.

     (b) CASH AND CASH EQUIVALENTS--For the purposes of reporting cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     (c) PROPERTY AND EQUIPMENT--Property and equipment are recorded at cost. Depreciation on equipment is computed using primarily accelerated methods over the estimated useful lives of the assets, which are either five or seven years. Depreciation on leasehold improvements is computed on the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets.

     (d) INVENTORY--Inventory consists of products purchased for resale and chemical complexes manufactured in-house, and is recorded at the lower of cost (first-in, first-out) or market.

     (e) INVESTMENTS--The Company's investments are marketable equity securities held for an indefinite period and are classified as available for sale. Net unrealized holding losses on such securities were $4,164 at December 31, 1998, and are charged to stockholders' equity. Realized losses were $2,019 in 1998 using the specific identification method.

     (f) REVENUE RECOGNITION--Revenues are recorded when products are shipped.

     (g) ADVERTISING--The Company expenses the production costs of advertising the first time the advertising takes place.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

     (h) NET INCOME (LOSS) PER COMMON SHARE--Net income (loss) per common share is computed in accordance with the requirements of Statement of Financial Accounting Standards No. 128 (SFAS 128) at December 31, 1998 and 1997. SFAS 128 requires net income per share information to be computed using a simple weighted average of common shares outstanding during the periods presented. SFAS 128 eliminated the previous requirement that earnings per share include the effect of any dilutive common stock equivalents in the calculation. Common shares outstanding includes common stock subject to repurchase.

     (i) USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.


(2) COMMITMENTS:

On July 7, 1994, the Company entered into a five year noncancelable operating lease for office space, commencing November 1994. The Company has an option to rent additional space and a purchase option in which ten percent of the lease payments may be applied to the purchase price. The future minimum lease payments under operating leases as of December 31, 1998, are as follows:


                    YEAR ENDING
                    DECEMBER 31,                     AMOUNT
                    ------------                   -----------

                    1999                                18,240
                                                   -----------
                    Total                          $    18,240
                                                   ===========


Rent expense under the foregoing lease and all other operating leases was $23,391 and $22,606 for 1998 and 1997, respectively.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(2) COMMITMENTS:  (Continued)

Effective January 1, 1995, the Company obtained an exclusive right to market a dietary supplement in the United States for three years. The Company agreed to pay approximately $60,000 for this right. The agreement allowed the Company to recover this fee through discounts on inventory purchased through December 31, 1997. The license fee was amortized on a straight-line basis over the three year period of the contract and was fully amortized at December 31, 1997. Amortization expense in 1997 was $20,000. In January 1998, this agreement was extended until December 31, 1998, including the right of first refusal to reobtain its exclusive marketing rights during this period. The Company was required to order additional inventory of approximately $15,000 by March 31, 1998, under the terms of this agreement extension. The deadline to purchase the additional inventory was further extended on March 23, 1998 to June 1, 1998. The Company paid approximately $5,500 in January 1998 toward this obligation. As of June 1, 1998, the Company had not purchased the additional inventory and the right of first refusal expired. As of December 31, 1998 the $5,500 prepayment has been expensed and the Company is under no further obligation to purchase inventory.

In April 1997, the Company entered into an agreement with Atlantic Syndication Network, Inc. (ASNI) for the production of a half hour premier cable program. The Company paid $2,500 in 1997 to reserve production time and also issued to ASNI 10,000 shares of the Company's voting common stock. The Company also granted ASNI an option to purchase up to 25,000 shares of its non-voting common stock at a purchase price of $1 per share. This option expired June 1, 1998. On August 10, 1998 the Company repurchased the 10,000 shares for $5,000 and retired these shares previously issued to ASNI.

The Company has other commitments as discussed in Notes 3 and 7.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


(3) COMMON STOCK SUBJECT TO REPURCHASE:During 1994, the Company adopted a nonqualified employee stock issuance plan to provide incentives to employees. The Company has reserved 100,000 of its 10,000,000 voting common stock shares authorized to be used under this Plan. Stock issued under this plan is at the discretion of the Board of Directors of the Company and bears a restrictive legend. All shares issued pursuant to this Plan must be held for a minimum of two years and become fully vested after five years. During the three year period beginning on the first day of the third year after issuance and ending five years after issuance, the Company shall purchase all or any part of the shares from the employee upon the employee's written request; the purchase price of the shares shall be 50% of the then current market value of the shares.

1994 Shares
The Company valued the shares issued under the plan in 1994 at 50% of the bid price on award date. The quoted market price was not used to value the stock since the stock does not trade freely in an established market, and thus, a market price could not be accurately established. The amount recorded was classified as a reduction to stockholders' equity in the accompanying financial statements. The Company amortized this amount over the vesting period on the straight-line basis, the estimated benefit of future services.

In December 1994, the Company issued 25,000 shares to employees for future services under this plan. The Company valued the 25,000 shares at $37,500, which was approximately 50% less than the bid price at the award date. On June 30, 1997, all of the remaining employees holding stock issued in 1994 under the employee stock issuance plan noted above, terminated employment with the Company. At that time, the remaining unamortized amount of the stock issued for future services was charged to expense. The Company's obligation to repurchase the remaining 5,000 1994 shares expires in 1999.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(3) COMMON STOCK SUBJECT TO REPURCHASE:  (Continued)

1998 Shares
The Company valued the shares issued under the plan in 1998 at an average of the stock price during the 30 days prior and the 30 days after the award date. The quoted market price was not used to value the stock since the stock does not trade freely in an established market, and thus, a market price could not be accurately established.

In April 1998, the Company issued 1,500 shares to employees for future services under this plan. The Company valued the 1,500 shares at $675, which was approximately 50% less than the bid price on the effective award date.

The Company expensed $675 and $18,500 under the plan for the years ended December 31, 1998 and 1997. No shares have been repurchased under this plan in 1997 or 1998.

The Company reflects its obligation to repurchase the stock as a liability under the caption Common Stock Subject to Repurchase in the accompanying financial statements. Any change in the valuation of this account is recorded as a gain or loss in the accompanying statement of operations. The Company's repurchase obligation for current employees is valued at 50% of the bid price of the stock on the balance sheet date. The Company's repurchase obligation for stock held by former employees is valued at 50% of the bid price on the date of the employee's termination.

Common stock subject to repurchase activity comprises the following:


                                                        1998           1997
                                                     -----------    -----------

          Balance, beginning of year                 $    1,405     $    7,813
          Common stock issued                               675              -
          Expiration of repurchase obligation                 -         (6,250)
          Market changes in redemption price               (420)          (158)
                                                     -----------    -----------
          Balance, end of year                       $    1,660     $    1,405
                                                     ===========    ===========

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

 (4) CONCENTRATIONS OF CREDIT RISK:

Significant concentrations of credit risk for all financial instruments owned by the Company, are as follows:

     (a) DEMAND DEPOSITS--The Company has demand deposits in two local branch banks which are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1998, the bank balance was $36,907. The Company has no policy of requiring collateral or other security to support its deposits.

     (b) ACCOUNTS RECEIVABLE--The Company's accounts receivable consist of amounts due primarily from food and pharmaceutical companies located primarily in the United States. The Company has no policy requiring collateral or other security to support its accounts receivable.

(5) MAJOR CUSTOMERS:

Sales to two customers in 1998 represented approximately 59% of total sales. Of this, sales to one major customer were approximately $132,000 or 48% of sales, and sales to another major customer were approximately $30,000 or 11% of sales. The aggregate accounts receivable balances at December 31, 1998 for the two major customers were $6,250. Sales to two customers in 1997 represented approximately 58% of total sales. Of this, sales to one major customer were approximately $130,000 or 35% of sales, and sales to another major customer were approximately $87,000 or 23% of sales.

(6) NOTES PAYABLE:
The Company has a $25,000 unsecured line-of-credit with a local bank. The monthly minimum payment is calculated based on the outstanding balance. The interest rate is variable (11.25% at December 31, 1998). The Company has no outstanding balance as of December 31, 1998. The credit line can be canceled and payment of the outstanding amount due can be required on demand by the bank at any time.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997


(7) JOINT VENTURES:

Effective May 1, 1995, the Company entered into a joint venture agreement under the name of Ocudex, Inc. (Ocudex). The Company and Ocumed, Inc., an unrelated company, each own 50% of Ocudex. The Company had advanced Ocudex $51,000 as of December 31, 1997. The Company accounts for its investment in the Ocudex joint venture using the equity method of accounting whereby its investment is carried at cost, including advances, adjusted for the Company's share of earnings and losses. The Company reduced its investment in the joint venture to zero at December 31, 1997, due to uncertainty as to the recovery of these amounts.

In March 1997, the Company entered into a joint venture agreement with Jurox PTY Limited (Jurox), an unrelated company, in order to develop a new product. According to the agreement, each party shall be separately responsible for their own costs for the development of the product. The Company has agreed to provide the developed product to Jurox at the cost to manufacture plus 10%. Jurox agrees to pay the Company royalties on net sales of the product as follows:
          5% of net sales for the first year of sales, 4% of net sales for the second year of sales, and 3% of net sales for a further 8 years.
Jurox purchased $360 of product from CTD in the fourth quarter of 1998 under this agreement.

(8) FAIR VALUE OF FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards No. 107 requires disclosure of fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. The following table summarizes financial instruments by individual balance sheet account as of December 31, 1998:


                                                       CARRYING         FAIR
                                                        AMOUNT          VALUE
                                                      ----------     ----------

         FINANCIAL ASSETS:
          Cash and cash equivalents                   $   36,883     $   36,883
          Investments                                      9,219          9,219
          Accounts receivable                             11,695         11,695
                                                      ----------     ----------
              Total financial assets                  $   57,797     $   57,797
                                                      ==========     ==========

          FINANCIAL LIABILITIES:
           Accounts payable and accrued expenses      $    6,055     $    6,055
                                                      ----------     ----------
               Total financial liabilities            $    6,055     $    6,055
                                                      ==========     ==========


The fair value of investments are determined from quoted market prices at year end. The fair value of all other financial instruments classified as current assets or liabilities approximates carrying value due to the short-term maturity of the instruments.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(9) INCOME TAXES:

The Company recorded an income tax benefit of $32,975 for the year ended December 31, 1997, reflecting the future benefit of the current year net operating loss, net of the 10% valuation allowance. The valuation account decreased $166,925 during 1997 as a result of the above changes.

The  Company  has  available  at  December  31,  1998,   unused  operating  loss
carryforwards totaling approximately $1,485,000 that may be applied against future taxable income. If not used, the carryforwards will expire as follows:



           Year Ending
           December 31,                               Amount
        -----------------                       -----------------

        2011                                    $       1,084,000
        2012                                              195,000
        2014                                              206,000
                                                -----------------
        Total                                   $       1,485,000
                                                =================


The Company also has deductible temporary difference resulting from the difference between financial and tax bases of inventory and stock issued for services totaling approximately $82,000 at December 31, 1998.

If all of the operating loss carryforwards and temporary deductible differences were used, the Company would realize a deferred tax asset of approximately $345,000 based upon expected income tax rates. Under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the deferred tax asset should be reduced by a valuation allowance if it is likely that all or a portion of it will not be realized. Realization depends on generating sufficient taxable income before the expiration of the loss carryforwards. Although realization is not assured, management believes that sixty-two percent of the deferred tax asset will be realized based upon anticipated future profitability. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced. The Company has recorded income tax expense of $35,000 as a result of an increase in the valuation allowance on the deferred tax asset less the tax benefit of temporary differences at December 31, 1998.


                                                        1998          1997
                                                     -----------   ------------

      Current income taxes                           $        -    $         -
      Tax benefit of temporary differences              (21,500)             -
      Effect of decrease in effective tax rate                -        183,325
      Effect of increase (decrease) in valuation
       allowance                                         56,500       (166,925)
      Tax benefit of current year loss                        -        (37,050)
                                                     -----------   ------------
      Total net expense (benefit)                    $   35,000    $   (20,650)
                                                     ===========   ============


(10) PUBLIC OFFERING EXPENSES:

The Company has incurred certain costs associated with the following offerings of common stock:

1996 STOCK OFFERING

Effective February 5, 1996 the Company filed Form SB-2 Registration Statements with the Securities and Exchange Commission for a proposed securities offering of 250,000 shares of common stock and 125,000 common stock purchase warrants with a combined proposed maximum aggregate offering price of $1,250,500. This offering expired in April 1997. No shares were sold.

In January 1996, the Company entered into an agreement with Geller International Associates (Geller), an unrelated company, to provide various public relation services. In return, the Company agreed to pay Geller $2,000 per month plus out-of-pocket expenses with the first three months being guaranteed. In addition, the Company agreed to pay Geller 1% of net moneys received as a result of Geller's efforts to secure funding for the current public offering. The

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(10) PUBLIC OFFERING EXPENSES:  (Continued)

total amount paid to Geller under this agreement was $10,461. In addition, Rick Strattan, president of the Company, gave Geller $6,000 worth of the Company stock on behalf of the Company to provide the above mentioned services. The value of the stock given was recorded as a contribution to the Company. Since all of the services performed by Geller represented activities for the purpose of promoting the 1996 public offering, the total consulting fees paid and stock issued to Geller in 1996 were deferred at December 31, 1996. These amounts were expensed in 1997. The agreement with Geller was canceled at the end of the initial three months.

On January 1, 1996, the Company resolved to issue 48,000 shares of its common stock to various unrelated parties for services performed in connection with the Company's anticipated selfunderwritten stock offering. Furthermore, two of these parties acknowledged that in the event the gross proceeds of the offering were less than $500,000, then one-half of their shares (20,000) would be returned to the Company. The shares were issued with a restrictive legend. The Company valued the 48,000 shares at $12,000 which is approximately 50% less than the bid price at the date of issuance. The quoted market price was not used to value the stock since the stock does not trade freely in an established market. Of these shares, 47,000 were issued on August 19, 1996. The other 1,000 shares, valued at $250, were not issued.

Since all the costs associated with these shares were directly attributable to the proposed offering, they were classified as deferred charges at December 31, 1996. In addition, all other specific incremental professional fees incurred in 1996 which were clearly and directly attributable to the Company's effort to obtain equity financing were deferred. The total amount deferred during 1996 was $127,531. These deferred professional costs were to be offset against the net proceeds of the offering. Since no proceeds were received from the offering, these deferred offering costs and any additional 1997 offering costs related to this offering were expensed during the year ended December 31, 1997. The amount expensed was reduced by $2,500 for the value of 10,000 shares of common stock returned by an advisor as described above.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(10) PUBLIC OFFERING EXPENSES:  (Continued)

PROPOSED 1998 STOCK OFFERING

On October 14, 1997, the Company entered into a financial services agreement with an unrelated company for financial consulting services related to raising additional capital. Under this agreement, the Company issued an option for 600,000 shares of the Company's common stock with an exercise price of $.25 per share, which is approximately 50% of the market price on the date the parties agreed to the terms of the agreement. The quoted market price was not used to value the stock since the stock does not trade freely in an established market and, thus, a market price could not accurately be established. The Company also agreed to pay the consultant $85,000 in installments of $20,000 in October 1997, and $5,000 each month thereafter until November 1998. Beginning in March 1998 the agreement was amended to provide payment of the remaining installments through the future issuance of the Company's common stock. The Company has paid all amounts due as of December 31, 1998. The number of shares issued was determined monthly by dividing $5,000 by 50% of the average market price of the stock during the month the compensation was earned. As of December 31, 1998 the Company has paid $40,000 in cash and $25,000 in common stock, the value of 106,474 shares.

On April 30, 1998 the Company gave sixty days notice to terminate the financial services agreement and cancel the option for 600,000 shares of the Company's common stock in favor of a new agreement. The Company agreed to continue the $5,000 monthly payments for service in stock through July 31, 1998. The new agreement specified that if at least $2.5 million in new capital was raised before July 31, 1998, the consultant would be issued 50,000 shares of common stock, plus an amount of stock equal to $25,000 divided by the lowest monthly average stock value during the months of March through July 1998 and a monthly retainer of $2,500 through December 31, 1998. No new capital was raised by July 31, 1998 and the new agreement terminated.

                   CYCLODEXTRIN TECHNOLOGIES DEVELOPMENT, INC.
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

(10) PUBLIC OFFERING EXPENSES (Continued):

As the Company was preparing for a private placement to raise additional capital in 1998, the costs under this agreement and the direct costs of preparing a business plan were classified as deferred charges. These deferred costs were to be offset against the net proceeds of the offering. Since no new capital was raised under this agreement and the agreement was terminated effective July 31, 1998, deferred offering costs in the amount of $71,347 were expensed.

(11)  WRITE DOWN OF INVENTORY TO NET REALIZABLE VALUE:

During 1998 the Company determined that its quantity of Garlessence inventory was in excess of current requirements based on lower than expected product sales. Accordingly, the Garlessence inventory has been written down to its estimated net realizable value, and $57,187 has been charged to expense in 1998.

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